Exhibit 99.1

Transcript of RLI Corp. earnings release conference call
January 23, 2007
3:15 pm CT

Conference Call Transcript

RLI Corp. – Earnings Conference Call – 4th Quarter 2006 and Year-End 2006.

RLI Participants
Jonathan E. Michael, Chief Executive Officer
Michael J. Stone, Chief Operating Officer
Joseph E. Dondanville, Chief Financial Officer
John Robison, Treasurer, VP – Investor Relations

Conference Call Participants

Name	Affiliation
Daniel Baransky	Fox Pitt Kelton
Kenneth Billingsley	BB&T Capital
Ron Bobman	Capital Returns
Matt Carletti	Cochran Caronia Waller
Charles Gates	Credit Suisse
Mike Grasher	Piper Jaffray
Scott Heleniak	Ferris Baker Watts
Justin Maurer	Lord Abbett
Meyer Shields	Stifel Nicolaus

Transcript of RLI Corp. earnings release conference call
January 23, 2007
3:15 pm CT

Operator:  Good afternoon and welcome, ladies and gentlemen, to the RLI Corp fourth quarter earnings teleconference call.   At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the company, we will open up the conference for questions-and-answers after the presentation.  Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future.  As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially.  These risk factors are listed in the company’s various SEC filings including the annual Form 10-K, which should be reviewed carefully.  The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing third quarter results.  RLI management may make reference during the call to operating earnings, and earnings per share from operations, which are non GAAP measures of financial results.  RLI’s operating earnings and earnings per share from operations consistent of net earnings after the elimination of after tax realized investment gains or losses.  RLI’s management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other company’s definition of operating earnings.  The Form 8-K contains reconciliation between operating earnings and net earnings.  The Form 8-K and press release are available at the company’s Web site at www.rlicorp.com.

At the request of the company we’ll open up the conference for questions-and-answers, following the presentation.  We will now turn the conference over to RLI’s Treasurer, Mr. John Robison; please go ahead sir.

John Robison:  Thank you.  Good afternoon to everyone.  Welcome to the RLI earnings teleconference for the fourth quarter of 2006.  Joining me for today’s call are Jon Michael, President and CEO of RLI Corp; Joe Dondanville, Senior Vice President and Chief Financial Officer, and Mike Stone, President and Chief Operating Officer, of RLI insurance company.  We will conduct this call as we have in past quarters.  I’ll give a brief review of the financial highlights, and then Mike will talk about the quarter’s operations.  We’ll then open the call to questions, and Jon will finish up with some closing comments.   Because this is a fiscal year, I am pleased to highlight $4.35 per share in operating earnings with a GAAP combined ratio of 84.1 making 2006, a record earnings year.  This marks our 11th consecutive year of achieving an underwriting profit.  In addition, we returned, nearly 100 million to shareholders, in the form of share repurchases and dividends, as we continue to effectively manage our capital.  Book value per share grew 15 percent for the year, and our return on equity was 19 percent.

Operating income was $1.65 per share this quarter, with a GAAP combined ratio of 71.3.  Included in the results this quarter was favorable loss development on prior year’s casualty in surety loss reserves of 25.1 million, or 65 cents per share.  In addition, we sold our equity interest in Taylor Bean & Whitaker, recognizing a $16.2 million gain or 42 cents per share.

Turning to investment income, growth was 15.7 percent for the year, as a result of strong net operating cash flow of 172 million.  No significant changes were made to the portfolio, and we continue to maintain a duration of approximately five years.  Our equity investments in Maui Jim, and Taylor Bean & Whitaker also performed well, contributing 15.1 million of pre tax income for the year.  I will now turn the call over to Mike Stone.

Transcript of RLI Corp. earnings release conference call
January 23, 2007
3:15 pm CT

Mike Stone:  Thanks, John.  Good afternoon everybody.  I’d like to discuss the insurance marketplace and how we’re managing in it.  First, I’d like to congratulate our underwriting teams, that includes our claims actuarial accounting systems, reinsurance people for their outstanding performance in a tough market in 2006.  I’d like to talk about the various segments, I’ll start with property.  I’d say property had a very interesting year.  We were up on a gross written premium basis some 28 percent for the year, but down some 19 percent for the quarter.

As you probably heard, it was a very hard cat market in the second and third quarters, as we wrote proportionally more business, than we usually did, for example, seven or eight binds out of 10 quotes, versus two or three binds out of 10 quotes, in a normal year.  Late in the third quarter, we began to tighten our terms and conditions, continued to raise rates, increase deductibles on the wind business, basically to slow the flow of that business.

As that started to take hold, the hurricane season ended benignly and the market began to weaken.  What a short memory we have.  Rates quickly returned to ’04 pre hurricane levels.  And companies chased premium to meet year end gross written premium goals.  Remember those disciplined underwriters.  Talk of the death of the underwriting cycle, better data, better management.  I’m not sure you should believe all of those assertions.

We also moved to short up and improve our habitational book, which had losses that spiked up in the second and third quarters.  We non-renewed several large accounts, raised rates, but the market did not respond as the non-cat property rates continued to weaken.  In our quake business, DIC, rates remained strong up some 50 percent.  Our retentions did soften a bit, as we pushed rates further and continued our course to reduce exposure.  We believe that the business that we’re writing today meets our risk adjusted return requirements.

In our marine business, we continue to execute on our business plan, we wrote about $16 million in gross written premium, writing brown water, small account focused, diversified, non catastrophe exposed book.  We expect this to grow in 2007 as our plan starts to mature.  Overall, property weakened noticeably in the fourth quarter.  There were mid term cancellations, capacity players, those with 25, 50, $100 million worth of capacity return to the marketplace, and companies discounted to meet their year end budgets.

Any reinsurance out there, your cedents aren’t being as disciplined as they represented to you.  While RLI underwriters stayed disciplined and as a result we lost a little share but we’re in excellent condition going into 2007 as some normalcy returns to the market.  We have appetite capacity and expertise to grow this segment.

In casualty, casualty continued to weaken but not precipitously.  General liability, our primary liability, our largest segment, some $200 million worth of gross written premium, down about four percent year-to-date, with nine percent for the quarter.  Fourth quarter is usually the most competitive, as competitors fight to make year end goals.  We try to avoid the dumbest deals, yet, remained focused on trying to retain our best renewals.  The product is in good shape.  We’ve got good margins, as evidenced by reserve release in the fourth quarter.  We do have terrific underwriters, excellent claim support and good products and reputation and expect to continue to be a significant player in this marketplace.

Other casualty products, for example, transportation, very competitive, but we’re able to hold our rates flat, and just lose a little bit of share, year-to-date down three percent.

Transcript of RLI Corp. earnings release conference call
January 23, 2007
3:15 pm CT

EPG, or the D&O product, the directors and officers gross written premium was up 10 percent, year-to-date.  And we continue to push rates these and our side A or clause one coverage, continues to be the – one of the market’s best products.

In surety, a continuing good story.  Gross written premium up 12 percent for the quarter, and 10 percent year-to-date.  All segments from miscellaneous to contract, showing higher gross written premiums as efforts, to repair and improve our underwriting in contract and commercial has taken hold.

As we explained, this segment should consistently perform at around an 85 combined, with plus volatility than our other two segments.  Overall, a very good underwriting quarter.  Property, gross written premium, down a bit, but steps were taken to position us well for 2007.  We have the underwriter’s products capital capacity to write a more profitable business in 2007.

Just a quick update on treaty renewals at 1-1.  We renewed our catastrophe treaty.  That was up some 24 percent over 2006.  However, that was up somewhat less than anticipated.  Our property per risk treaty was renewed flat, that is a zero rate increase, and our casualty treaty, our basic casual treaty which included our general liability, our commercial umbrella, personal umbrella products, and program business was renewed at about a 10 percent rate reduction.

So I’d say on the reinsurance renewals, they were somewhat less hard than we thought they were going to be, particularly on the property side.

With that, I’ll return you to John.

John Robison:  Actually, I think we’re going to open it up to questions now.

Operator:  Thank you, sir.  The question-and-answer session will begin at this time.  If you are using a speakerphone, please pick up the handset before pressing any numbers.   Should you have a question, please press star one on your telephone keypad.  If you wish to withdraw your question, please, press star two.

OK.  Our first question comes from Charles Gates with Credit Suisse.

Charles Gates:  Hi, good afternoon.

John Robison:  Good afternoon, Charlie.

Mike Stone:  Hi, Charlie.

Charles Gates:  My first question to what extent have you witnessed shift from the E and S to the standard market in your various businesses?

Mike Stone:  Charlie, obviously that’s something that ebbs and flows.  Certainly, the biggest competitor in our property business tends to be the standard line companies, today.  On our casualty business, that is our GL commercial umbrella, again, standard lines companies coming back in, tend to be our largest competitors.  But understand, we still have significant competition in the surplus lines marketplace.  And certainly with the Bermuda companies, either all ready fully established with specialty U.S. operations or those that are putting them in place, provide significant competition as well.  So Charlie, there’s some return by the standard markets, no question about it, as the market starts to weaken a bit.  And in some areas, that would be our biggest competition, but certainly there’s a lot of other competition out there.

Charles Gates:  How would you characterize this experience in fourth quarter, versus what you saw in third?

Mike Stone:  Again, I would say it would be moving towards more competition, but not significantly, Charlie, from the standpoint of more standard lines companies coming in.

Transcript of RLI Corp. earnings release conference call
January 23, 2007
3:15 pm CT

Charles Gates:  Could you elaborate on what you saw occurring in the property market in the fourth quarter?

Mike Stone:  Yes, Charlie.  Mike Stone, again.  As I said, what we went from was a very hard catastrophe marketplace, in the second and third quarters, to one where the market – I don’t know if it’s because the hurricane season was benign which seems a bit silly to me, or because there was just more capacity out there, that the market started to soften a bit in the fourth quarter.  Now remember, the non catastrophe business has been fairly flat, through most of ’06, but the cat business has been pretty hard.  The cat business started to weaken in the fourth quarter.  That’s basically what happened.  And you always have in fourth quarter’s companies that haven’t performed as well from a top line starting to push hard to write – to try to meet their goals, and we saw some of that in, not just the property lines, but also some of the casualty lines.

Charles Gates:  When you talk habitational risk, what is that?

Mike Stone:  Apartments.  Places where people live, I think, is basically what we’re talking about.  But typically in the E and S marketplace are apartment complexes that you see, typically suburban that we write will be suburban large complexes.

Charles Gates:  I thought that would be like a standard risk.  Yours would be more like in a lesser portion of the city, wouldn’t they?

Mike Stone:  Well, Charlie, it depends, obviously.  No.  We don’t just write urban areas that are less desirable, if you will.  We write both it--depends on the experience that that particular risk has had. Again, these risks don’t tend to be monolithic, either.  There are usually schedules where there’s risk in Indianapolis, Chicago, Kansas City, some are better than others, so it depends.  But many habitational risks are in the surplus lines marketplace.

Charles Gates:  Was there any change during the quarter, with regard to whatever is Commercial Money Center ?

Mike Stone:  it’s Mike, no change in the quarter.  We did have a discussion with one of the major banks that led to – did not lead anywhere.  The discovery should start back – is scheduled to start back up in late February with expert discovery.  And that should continue throughout the summary.  And then we’ll – then it should move to dispositive motion some time in the fourth quarter, waiting to resolution on this, who knows when.

Charles Gates:  One other question, I’ll ask and then I’ll let somebody else ask a question.  This here, something called the other insurance expense ratio, rose, I believe year-over-year, from 7.3 to 10.2 percent.  What would have driven that?

Joe Dondanville:  Charlie, this is Joe Dondanville.  The primary drivers of that are two things.  One, bonus and profit sharing, contributions, because of the increase in profit levels.  And we do have an update in our medical costs, but the driver is really bonus and profit sharing, those things that are tied to the underwriting profit.

Charles Gates:  Congratulations on a great quarter.

Joe Dondanville:  Thanks, Charlie.

Mike Stone:  Thanks, Charlie.

Operator:  And we’ll move on to Meyer Shields with Stifel Nicolaus.

Meyer Shields:  Thanks a lot.  Starting off, I guess, with the property books, is it fair to infer from your comments, that things seem a little less competitive in the first quarter so far, than they did in the fourth quarter?

Mike Stone:  Yes.  This is Mike Stone, again.  You know, the first quarter is rather new, but it usually and this is not an unusual phenomenon, usually that people settle back.  We usually find January not to be quite as competitive as December, almost under any event.

Meyer Shields:  OK.  Was there any impact from the withdrawal from property construction in the year-over-year decline in property?

Transcript of RLI Corp. earnings release conference call
January 23, 2007
3:15 pm CT

Joe Dondanville:  This is Joe Dondanville, again.  There was not any significant difference between the impact of construction on the year-to-year.  They’re both about the same amount of money.  I think what we have reported is 30 cents a share on that.  Thirty for last year, and 31 for this year.  So they’re substantially the same between 2005, and 2006, although the 2005 number came almost in its entirety in the fourth quarter, as we announced the discontinuation at that time.

Mike Stone:  Meyer, were you talking about premium?

Meyer Shields:  I actually was, but I mean the loss information is helpful.  But if I could get comments on premium, that would be great.

Joe Dondanville:  The premium for the year is down for construction, it’s roughly in half.  Last year, we had about 5.7 million, and this year, we – no – that’s not – it’s down $11.3 million from – this year, it was just under three million and last year it was just over 14.

Meyer Shields:  OK.  One last question, if I can, on the reserve releases.  Are those – was any significant portion of the reserve releases attributable to the first three – to accident year 2006 in the first three quarter?  Or was it all prior to that?

Joe Dondanville:  Out of the numbers that we have segregated out, that’s all prior year numbers.

Meyer Shields:  OK.  Thank you.

Operator:  And once again, that is star one if you have a question.  And we will now hear from Mike Grasher with Piper Jaffray.

Mike Grasher:  Good afternoon.  Congratulations on the quarter, and continued success there on the surety line.  I wanted to go back to – ask the question on the risk to capital ratio.  It’s, you know, looking like we’re right at point eight, point nine.  Can you remind us, sort of the targeted risk to capital ratio?

Joe Dondanville:  Well we’d like to grow that one to one.  We’d like to be a little bit more leveraged in that underwriting side.

Mike Grasher:  OK.  And then, just a follow up to that, where could you possibly go in terms of debt to total capitalization?

Joe Dondanville:  I think, from the norms there, you can go up to about 30 percent.  You know, if you wanted to stretch it, targets more like 25 percent in a long term setting.

Mike Grasher:  OK.  And then the final question, with regard to the capital, repurchase authorization, I think there’s 100 million, which has about it’s escaping me right now, in the note you put out today, you’ve got about 19 million left on it, I believe, almost 20 million.  Should we expect an extension of this?  Or raising beyond the 20 million that’s left?

Jon Michael:  Yes, Mike, Jon Michael.  We – as you know, we always do balance what our capital needs are throughout the years and we’ve had buybacks.  If we can use the capital, we’ll use it.  If not, we’ll have – announce another buyback, but we’re capital manager’s that’s what we do.  So, you know, we’ll have to watch that.

Mike Grasher:  OK.

Jon Michael:  We still have 20, 21 million to go on the previous buyback.

Mike Grasher:  Right.  And then, I wanted to ask the question here, about the loss ratio and the paid losses.  And I go back and I’m looking at what I think, if I have the data accurate, paid loss ratio ran at about 50 percent for the year, and, you know, fairly inline in terms of paids to incurreds.  When we have an environment that we’re in right now where it’s somewhat of a soft market, maybe fluctuating in and out of that soft market, depending on the seasonality, but should we – when we have this sort of an environment, is it best to think about you’re paid to incurred sort of being one to one or is there anything we can really glean from this?

Joe Dondanville:  This is Joe Dondanville, again.  It’s somewhat sensitive to the types of losses that we’ve had.  We’re looking at a post 2004-2005 hurricane season, where we’re paying out those losses in 2005-2006, so that in that situation, that has a tendency to drive that paid loss, that ratio up.  And then, we are somewhat dependent on the settlement of certain casualty claims that aren’t

Transcript of RLI Corp. earnings release conference call
January 23, 2007
3:15 pm CT

necessarily patterned.  And so from time to time, we might have a fairly significant number of paid claims on casualty, but I would say long term, we’re still looking at a paid loss ratio below one to one or below 100 percent from incurred.

Mike Grasher:  OK.  All right.  Well thanks very much.

Mike Stone:  Thank you.

Jon Michael:  Thank you.

Operator:  Your next question comes from Daniel Baransky with Fox-Pitt Kelton.

Daniel Baransky:  I have several questions.  First, on reserve releasing activities in the casualty lines which seem to be more than it’s traditionally run, I wonder if you can give us a sense of what accent years that’s for?  And what sort of trends, are you seeing that resulted in this level of reserve release in the activity.

Joe Dondanville:  Dan, this is Joe Dondanville. The primary accent years are 2003, ’04, and ’05.  And it’s primarily liability, which is the largest driver, although we’ve seen favorable development in our other casualty areas, such as D&O, our employer’s excess indemnity program, a personal umbrella in transportation.  I’m not sure, other than we’ve seen less severity and less frequency across those lines.

Daniel Baransky:  And would these be – would the 25 million, would that be more back weighted towards the ’03, or ’04?  Or is that pretty evenly disbursed, can we have a sense of that?

Joe Dondanville:  It’s probably equally dispersed between 2003, ’04, and five.

Daniel Baransky:  OK.  And what’s the, I guess, the normal tail on this book, I guess, you know, in a sense I know he answer, but what’s the normal tail on this book, and how long until you start taking credit for what you see in the results?

Joe Dondanville:  Well the normal tale on the bulk of it, which is primary liability would be somewhere between four and six years.  And from our standpoint, going back to those earlier years, which is kind of driving some of this trend, is that we see the trends very clearly developing in 2003 and 2004.  And because of that trend being consistent, it’s also pushing it a little bit closer to the current accident year, than what we’ve done in the past.  But the trends have been very consistent for the last three years.

Daniel Baransky:  OK.  On your reinsurance commentary being up 24 percent, is there any way to quantify, I guess, what the cost for that is for the company, or what maybe impact that might have on the overall net retention ratio in ‘07

Mike Stone:  This is Mike Stone.  That’s the 24 percent on the catastrophe treaty.

Daniel Baransky:  OK.  I mean, I guess, basically overall, then on your entire reinsurance program, is there’s any way to sort of think about how that increased your cost, in ’07, over ’06.

Joe Dondanville:  This is Joe Dondanville.  I think on the property side, we’ll see some modest increase on the overall, but that 24 percent on the cat side is somewhat offset by some savings on some of the other excess of loss treaties on the fire.  And so we were not going to see that.  And on the casualty and the surety lines, we should see, maybe a slight improvement to flat on the casualty retained premiums.

Daniel Baransky:  OK.  Great.  And if I can circle back to your commentary on where the market is now, and you sort of intimated that we’re at pre KRW levels, are you intimating that basically any of the pricing improvement you’ve gotten over the past four quarters or so has basically eroded now?  And we’re at the sort of same pricing point we’re at pre KRW?  Or are we just seeing a deterioration in pricing, off of fairly strong levels?

Mike Stone:  This is Mike Stone.  We’re seeing deterioration off of very significant levels.  So we see rates go back to pre hurricane levels, but again, they went up very significantly.  Rates will continue to be above where they were pre hurricanes, but not nearly as robust as they were.

Daniel Baransky:  OK.  And that was – that commentary is pretty much related to your DIC wind business or is that, you know, other?

Transcript of RLI Corp. earnings release conference call
January 23, 2007
3:15 pm CT

Mike Stone:  It’s related to our catastrophe business, our wind, and our DIC business.  Yes.

Daniel Baransky:  Great.  The expense ratio popping up in the quarter, is that mostly just because of the profitability in the quarter and expense accruals for, you know, compensation?  Or is there something else behind that?

Joe Dondanville:  Well there is something, Dan.  It’s a rather smaller impact and that’s our medical costs have gone up, as well as this quarter, which may be more of a trend consistent with what you might see from others.  But the bulk of that, about 80 percent of that increase is related to profit related bonuses and profit sharing retirement plan.

Daniel Baransky:  OK.  And the last question I had was on the top line.  Based on your commentary where rates are, and an increasingly competitive environment, how should we think about the top line in 2007?  To me, it seems to intimate that you would be down year-over-year from – into ’07, or ’06?  Or are there some levers that you know of or some of these new initiatives that could stem that?

Mike Stone:  This is Mike Stone.  Certainly, in some of our products, it’s going to be difficult with rates weakening.  But if you look back over the past couple of years, rates have weakened a bit in our – in casualty, and we’ve pretty well held our own.  We do have some new initiatives, where we’re opening up geographies that we’re not currently in.  We do have some new products, certainly, on the property side, as we – as our marine business matures and fills out.  So, you know, I think there’s a lot of opportunity out there.  We’ve got the ability to capture that.  So, you know, again, I’m not going to make a prediction on where our 2007 premium is going to go, but I think overall the outlook is positive.

Daniel Baransky:  OK.  I guess the last one I was reminded of, the construction, run off construction book of business that you have, I guess, where are we at in that.  I know in the past, you’ve kind of given us a sense of what’s left there from a duration standpoint or from how many claims you’ve closed, versus, you know, what’s possible.  Do you have any sense there now?

Mike Stone:  Yes, this is Mike Stone.  Yes, we are down significantly in kind of an order of magnitude.  We had, at the beginning of the year, 700 projects.  It’s down to 100.  We would expect that to be down low double digits at the end of the year, 10 or so.  And we’re not extending any.  So, you know, the bulk of this will be done – the bulk of this is done.  And we’ve got some continuing projects, but not nearly as many as indicated as we had at the beginning of ’06.

Daniel Baransky:  OK.  Thanks.  That’s all I have.  I’ll let someone ask questions.

Operator:  We’ll move on to Ron Bobman with Capital Returns.

Ron Bobman:  Hi.  Thanks a lot, and congrats again, on an awesome year and quarter.

Mike Stone:  Thank you.

Ron Bobman:  I just had a couple of follow ups, and then a new question.  When you answered Meyer’s question earlier, about the construction property premiums, and you cited a number, gosh, year-over-year, with like from 14 down to three.

Mike Stone:  Yes, premium, that’s gross written premium?

Ron Bobman:  And was that quarterly?  Or was that ’06 year, over ’05 year?

Mike Stone:  That’s year.

Ron Bobman:  OK.  Thanks.  And then, with the change – you gave us rate commentary on the reinsurance program.  And I was wondering, are you contemplating increasing your retention in any of your lines of business in ’07 as compared to this past calendar year?

Mike Stone:  This is Mike Stone.  Obviously we look at it treated by treated, look at what the prices are.  Certainly, if the reinsurers are going to give their product way, we’re going to buy it.  And as reinsurance rates have trended up over the past couple of years, but they’re starting to move the other way.  And so I wouldn’t expect there to be much change in our renewal – I mean in our net retention in our reinsurance.  I would expect us to be about the same year-over-year.

Ron Bobman:  OK.  Thanks a ton.  I appreciate it and continued good success.

Transcript of RLI Corp. earnings release conference call
January 23, 2007
3:15 pm CT

Mike Stone:  Thank you.

Operator:  As a final reminder, that is star one if you have a question.  We do have a follow up question from Charles Gates.

Charles Gates:  Hi.  Could you elaborate on the competitive environment, as you understand it in commercial auto?

Mike Stone:  Yes, Charlie, Mike Stone.  Commercial auto, you know, we play that as basically in our transportation unit.  That’s competitive.  Again, we held rates flat in the quarter, but our premium was down a bit, so we gave up a bit of share.  It’s competitive in that marketplace.  And - but, you know, we’re in good shape.  We’re making a profit.  So again, that tends to be one of the more competitive marketplaces.

Charles Gates:  If you were go to back in time, the – what period in the past from a competitive standpoint, would be similar to what you see now in commercial now.

Mike Stone:  Charlie, I’m pretty a young guy.  You know, I think it’s hard for me to say.  It’s been trending more competitive.  I’d say we’re back to, I don’t know, 2001, maybe, 2002.

Charles Gates:  OK.  You mean, pre the World Trade Center possibly.

Mike Stone:  Yes, right around in there.  Yes.

Charles Gates:  Second question, I think in past calls, at least one of you has opined, that it’s more competitive.  Are you seeing greater competition on the west coast?

Mike Stone:  Yes, Charlie, this is Mike.  On our primary liability product, our GL, the – which is predominantly contractors, that business has been more competitive on the west, than in the rest of our offices, which are our offices in Dallas, Chicago, Atlanta, and Hartford.  The most competitive place has been on the west coast.

Charles Gates:  Is that basically California contractors?

Mike Stone:  That’s basically California contractors.

Charles Gates:  Other companies in that market are Berkley and Navigator?

Mike Stone:  Those are two of them.

Charles Gates:  OK.  To what extent are the competitors that you’re encountering today, Bermuda companies, say that were created post the World Trade Center tragedy?

Mike Stone:  Well certainly, the class of 2002, that’s the Arches and Axis and those people …

Charles Gates:  Yes, sir.

Mike Stone:  They are, the Endurances, they’re substantial competitors.  So I’m not sure.  You know, I can’t say that the make up what exact percentage of our competitors, but they’re certainly – they’re competitive forces in the marketplaces in which we play.  They tend to be – they’re specialty companies, surplus lines based to a large degree, and they play in our marketplaces.

Charles Gates:  My last question, given what’s occurred, I guess, in the last 72 hours down in Florida, with regard to the state becoming a greater consequence in the reinsurance market, do you see any flow through or impact to that on your business?  Because clearly, there was capital designated there, and I guess the capital is looking for a new home.

Mike Stone:  It’s Mike Stone, again, Charlie.  Are you talking about the socialization of Florida, is that what that is?

Charles Gates:  Yes, sir.

Mike Stone:  You know, obviously it’s a much, much bigger impact on the personal lines players, certainly the home owners players, but it will have an impact throughout the property marketplace, no question about it.  We are assessing that now.  You know, obviously, we write the commercial property in Florida.  And, you know, we expect to continue to write that but we don’t expect to give our product away.

Charles Gates:  Thank you.

Joe Dondanville:  Thanks, Charlie.

Operator:  And we’ll now hear from Justin Maurer with Lord Abbett.

Transcript of RLI Corp. earnings release conference call
January 23, 2007
3:15 pm CT

Justin Maurer:  Good afternoon, guys.

Mike Stone:  Good afternoon.

Justin Maurer:  Relative to Taylor, Bean what was the actual book amounts from a capital standpoint?  Obviously, the gain you guys outlined, but is that – that’s not the entire capital allocation of that business, is it?

Joe Dondanville:  No.  This is Joe Dondanville.  The amount that we are carrying Taylor Bean at that time of the sale was $16.3 million.

Justin Maurer:  OK.  So basically, the entire amount of the gain, for the most part.  So it was on the books for very little.

Joe Dondanville:  So the amount that we were carrying it on the books was 16.3 which does pretty much correspond to the gain.

Mike Stone:  Yes, the proceeds were over 32 million.

Justin Maurer:  Got it.  OK.  And it just went back to the other owner of the business?  Is that what happened?

Mike Stone:  Yes.

Justin Maurer:  OK.  What was the average, if there was such a thing over last – in the press release, it said the last couple of year’s earnings there, you know, two million, six million, but is that – was five millionish kind of the average?  And just kind of thinking about it from an earnings perspective, do you plan on it, at least, in the shorter term utilizing buyback to offset that dilution a little bit?

Joe Dondanville:  This is Joe Dondanville.  No.  The average was significantly lower than the 6.3.  You can see in 2005, it was two-and-a-half.  And at one point, a couple of years ago, when we owned warrants, we were accounting for it as a derivative.  So it wasn’t recorded as an equity in earnings of unconsolidated subsidiary.

Justin Maurer:  OK.

Mike Stone:  And on the question on buybacks, we previously answered that, but, you know, we’ll continue to watch that capital and manage it appropriately.

Justin Maurer:  OK.  I just wondered specifically what you guys kind of thought about it in that way.  Just on your comments earlier, on the premium surplus, you know, trying to continue to move that towards one.  You know how should we think about that in light – for ’07, in light of the comments also, you’re making about, you know, you’re not planning on ceding , changing reinsurance all that much.  And therefore, the discussions we’ve had here back and forth about the different lines of business, and what the top line may look like, I mean I suspect the capital is going to continue to grow at a faster rate than the top line.  So how do you guys kind of think about that in managing towards, eventually a one to one?

Mike Stone:  Again, we’ll continue to watch that and manage that.  We’re not ready to commit to anything, but you’re right, you know, obviously, we have to watch those numbers, and have to watch the kind of leverage numbers that we have.

Justin Maurer:  Yes.  OK.  Thanks, guys.

Mike Stone:  Thank you.

Operator:  We’ll not hear from Matt Carletti with Cochran, Caronia, Waller.

Matt Carletti:  Hey, good afternoon guys.  A quick numbers question.  I’m just looking at the Maui Jim contribution to earnings, and year over year it showed some growth, but it fell off in the fourth quarter, compared to a year ago quite a bit.  What was – was there anything in particular going on there?  Or just kind of normal volatility?

Joe Dondanville:  Matt, Joe Dondanville.  There was something that happened in the third quarter.  There was a problem with an inventory valuation number, that had an impact of overstating the third quarter by 600,000 and understating the fourth quarter by 600,000.

Matt Carletti:  OK.  That makes sense.  I think that will do it.  Congrats on a good quarter.

Transcript of RLI Corp. earnings release conference call
January 23, 2007
3:15 pm CT

Joe Dondanville:  Thanks, Matt.

Mike Stone:  Thanks, Matt.

Operator:  Your next question comes from Scott Heleniak with Ferris Baker Watts.

Scott Heleniak:  Hi.  Good afternoon.  Just a couple of quick ones here.  On the property side, can you talk about some of the major events in the fourth quarter that impacted your combined ratio there?  Any big events at all?  Or can you talk about frequency and severity?

Mike Stone:  Scott, Mike Stone.  No.  There were no big events this year.

Joe Dondanville:  No big events this year.  Excuse me.  Although, we did have some additional losses from construction in the quarter.

Scott Heleniak:  OK.  And then, the California earthquake business, can you give us an update on your – where you are as far as policy counts, where you see those headed?  I know you have attractive rates right now, but where do you see those headed, based on where pricing is right now?

Mike Stone:  This is Mike Stone.  You know, we’ve indicated, I think, for the last number of quarters, that our policy count is going to stabilize about where it is today.  And we will grow or shrink depending on what’s happening with rates.  And, you know, the rate environment has been pretty good.  So if it continues that way I would expect we’ll have a little growth.  But, you know, we’re about where we’re going to be in the quake business, given our surplus, and the amount of exposure we want to have.

Scott Heleniak:  OK.  And then, lastly, you guys have talked in the past about your umbrella business seeing really good growth there.  Is that continuing in the fourth quarter?  And do you see that continuing next year.

Mike Stone:  This is Mike Stone.  We talk about our personal umbrella, typically.  Our commercial umbrella has been basically flat over the last few quarters.  Our personal umbrella continues to grow, it flattened out a bit in the fourth quarter, but I would expect to see that to continue to grow, you know, the five to 10 points which is what it’s grown the last few years.

Scott Heleniak:  OK.  Thanks.

Operator:  Our next question comes from Kenneth Billingsley with BB&T.

Kenneth Billingsley:  Hey, good evening.  Congratulations on an excellent quarter.  Anyway, I want to apologize, I think you answered this question all ready but I was actually writing notes at the time.  Just for clarification, the gain on the sale of Taylor, Bean is that included on the realized gains line?

Joe Dondanville:  Ken, it is.

Kenneth Billingsley:  All right, thank you very much.

Mike Stone:  Thanks, Ken.

Operator:  We have a follow up question from Mike Grasher.

Mike Grasher:  A couple of follow up, or excuse me, housecleaning questions here.  The corporate expenses, I think, Joe, were a bit higher in the quarter.  Is that just end of year?

Joe Dondanville:  Yes, that’s an up tick because of the up tick in underwriting profit.

Mike Grasher:  OK.  And then, as we go forward out into ’07 and beyond, how did – what’s the right run rate, I guess, to think about that?

Jon Michael:  We better let you figure that one out before we start talking about things in the future.  But yes, just to elaborate, as our underwriting profitability goes up, as we release reserves, underwriting bonuses go up.  Management to the extent that as, you know, my compensation and Mike’s it will go up too as underwriting profitability goes up.  That’s how we compensate our product leaders and the people, the senior management of the company.  So that’s quite natural for those numbers to flow upwards.  And also, our profit sharing for all employees is going to go up.  Another thing that happened during the quarter is that we had a final termination of the pension plan that we had a little bit of cost associated with that.  As Joe mentioned, there was a little bit of up tick in the – in our other benefits, too.

Transcript of RLI Corp. earnings release conference call
January 23, 2007
3:15 pm CT

Mike Grasher:  OK.  I appreciate the background on that.

Jon Michael:  Yes.

Mike Grasher:  And then, in terms of the investment portfolio, Joe, can you share with us the tax rate on that, right now?  And also the investment leverage, right now, I think is right around the 24 percent range.  Is that about as high as we will see it?  Or is it targeted?  Or how do you – how should we think about that?

Joe Dondanville:  I don’t have the breakdown from taxes between investments and normal operating.  But normal operating would be primarily at the 35 percent statutory rate.  And I’m not quite sure I understand your question about the investment leverage.

Mike Grasher:  OK.  I’ll come back to you offline.

Joe Dondanville:  OK.

Mike Stone:  Thanks, Mike.

Mike Grasher:  You bet.

Operator:  And we have another follow up question from Meyer Shields.

Meyer Shields:  Thanks.  I think this is for Joe.  You talked about how the consistency and the casualty loss trends, gave you greater confidence in 2005 ultimate loss levels.  Can you give us a sense, too, of how conservative the ’06 loss reserves are relative to where ’05 levels are.

Joe Dondanville:  Well, again, this is Joe.  I think we feel that our reserves for all of the accident years are fairly stated, and we have confidence in collectively in the numbers.  Obviously, individual years perform differently at times.  And so we have pluses and minuses that develop out in the last couple of years.  We’ve seen more positive actions than negative actions.  So I can’t – we don’t have any more or less confidence in any one given year.

Meyer Shields:  OK.  I had to try.  In terms of Maui Jim, how long is there a lower tax rate, how long does that continue?

Joe Dondanville:  Well the reason that happens is because for Maui Jim in the absence of any evidence we have to book it at the statutory corporate capital gains rate, which would be – have a 35 percent tax rate associated with it, to the extent that they pay us a dividend, those dividends are only taxed at about seven plus percent.  So there’s quite a bit of difference between the cap gain rate, and the dividend rate.  Now, as we proceed, if we have evidence that Maui Jim continues to pay dividends, and has both the intent and the ability to pay dividends, then to that extent, we may make an election to book the earnings at the dividend rate, as opposed to the capital gain rate.  I think that answered it.

Meyer Shields:  Yes, no, that does it’s very helpful.  Has your thinking, at all, changed in terms of a divestiture of Maui Jim?

Jon Michael:  No, it hasn’t changed.  I mean we love the investment in Maui Jim.  But it’s not part of our core competencies as a company.  And we would like to divest ourselves of Maui Jim at the right price.

Meyer Shields:  Great.  Thank you.

Operator:  And we have another follow up question from Ron Bobman.

Ron Bobman:  I’ve got a related question to Meyer’s most recent question.  When you look at the segments of your casualty book that you’ve been enjoying favorable development on, you mentioned, mainly primarily liability as sort of the lead contributor, have you changed your loss picks in ’06, relative to ’05?  Stripping out changes in rate, and for that matter, going forward in’ 07, are you making any changes to your loss picks relative to ’06 or ’05 or ’04, again, stripping out rate?

Jon Michael:  Yes, this is Jon Michael, again.  We take all of that into account when we come up with loss picks for accident years.  All of that is taken into account.  Previous experience.  Change in rate.  Change in lost costs and those types of things.  The answer is yes.

Ron Bobman:  OK.  Thanks a lot.

Transcript of RLI Corp. earnings release conference call
January 23, 2007
3:15 pm CT

Operator:  And we have another follow up question from Charles Gates.

Charles Gates:  Hi.  You’d miss me if something happened to me.  That wasn’t a question.  Hey, I think one of you said, and maybe I misunderstood this, you saw a circumstance where basically, you could get to a ratio of writing the surplus, of one to one.  Now what kind of net premium is written, that’s where I assume you’re focusing on, a $550 million for ’06, and I’m looking at surplus at year end, ’06 or $740 million.  Correct me if I misheard what you said.

Joe Dondanville:  Charlie, I think you’re correct.  I think part of the explanation on what’s happened in the fourth quarter, and with our buyback not keeping pace with the increase in our surplus is we had the sale of Taylor Bean.  We had a very strong equity market, in which our equity investments appreciated significantly.  And we also had a fairly sizeable reserve release.  So when we set the pace for the $100 million buy back we were targeting a 12 to 18 month period, and we just saw such a significant increase at that tail end, we just couldn’t keep pace with that buyback.  And so we have not been able to achieve a little bit better one to one ratio.

Jon Michael:  Charlie, that’s a good thing.  This is Jon Michael.  It’s a good thing.  We had – we returned $100 million to the shareholders during the year, in terms – or nearly 100 million in terms of dividends, and share repurchases, and we still increased our shareholder’s equity by $60 million.  So that’s a great thing.

Charles Gates:  How many years have you guys had an underwriting profit?

Jon Michael:  It’s been – my belief, we’ve only had four years in the company’s history that we haven’t.   This is our 11th consecutive year of a combined ratio under 100.

Charles Gates:  And how many years have you been in business?

Jon Michael:  It’s our 41st year.

Charles Gates:  OK.  Thank you.

Operator:  And there are no further questions at this time.  I will now turn the conference back over to Mr. Jonathon Michael.

Jon Michael:  Well thank you all for listening, and for all of the support.  We certainly appreciate all of your questions.  They’re all good ones.  It has been a good year for RLI.  We’ve had over 19 percent on equity.  Growth in book value of nearly 15 percent to over $31 a share, as Charlie and I just discussed, combined ratio of 84 and change.  It’s the 11th consecutive year of underwriting profit for RLI, $4.35 operating earnings per share.  As I mentioned, and has been mentioned before, but worth mentioning again, we returned nearly $100 million to the shareholders, in the form of dividends and share repurchases.  In spite of that, our book value is up – still up for the year of $60 million.  I too, would like to, as Mike did, Mike Stone, like to thank all of our associates for another outstanding year here at RLI.  And we’re looking forward to delivering good results to you in the future.  We don’t rest on our laurels here.  Our company has a proven business model, and we expect to thrive in all markets, as we move forward.  Again, thanks again for your attention and I look forward to talking to you next quarter.

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